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CV Therapeutics                        1                          June 28, 2000

                       [Letterhead of Debevoise & Plimpton]




June 28, 2000


CV Therapeutics, Inc.
3172 Porter Drive
Palo Alto, CA 94304

                       Registration Statement on Form S-3 of
                              CV Therapeutics, Inc.
                          (Registration No. 333-38528)
                           --------------------------

Ladies and Gentlemen:

     We have acted as special New York counsel to CV Therapeutics, Inc., a Delaware corporation (the "Company"), in connection with the preparation of this opinion letter and the filing thereof with the Securities and Exchange Commission (the "Commission") as an exhibit to the Registration Statement on Form S-3 referred to above (the "Registration Statement"). We understand that the Registration Statement relates to the registration for resale under the Securities Act of 1933, as amended, of $196,250,000 aggregate principal amount of the Company's 4 3/4% Convertible Subordinated Notes due 2007 (the "Notes") which were issued pursuant to the Indenture, dated as of March 7, 2000 (the "Indenture"), between the Company and Norwest Bank Minnesota, N.A., as trustee (the "Trustee")

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CV Therapeutics                        2                          June 28, 2000

     In so acting, we have examined and relied upon originals or certified or reproduction copies of (i) the Indenture, (ii) two global Notes executed by the Company and authenticated by the Trustee, representing the Notes outstanding as of the date hereof, (iii) the global Note, in the form to be executed by the Company and authenticated by the Trustee, which will represent Notes that are sold pursuant to the Registration Statement and (iv) the Purchase Agreement, dated March 1, 2000 (the "Purchase Agreement"), among the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., FleetBoston Robertson Stephens Inc. and SG Cowen Securities Corporation. We have also examined and relied upon originals or certified or reproduction copies of such other agreements, instruments, documents and records of the Company, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of this opinion. In all such examinations, we have assumed without investigation the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as reproduction copies. We have relied as to factual matters upon, and assume the accuracy of, the statements made in the certificates of officers of the Company delivered to us, the representations and warranties of the parties to the Purchase Agreement that are contained therein, and certificates and other statements or information of or from officers and representatives of the Company and others.

     Based upon the foregoing, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

     Our opinion is subject to the effects of (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors' rights or remedies generally and (b) general principles of equity, whether such principles are considered in a proceeding at law or equity, including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing, and standards of materiality.

     With your permission, for purposes of the opinion expressed herein, we have assumed without investigation that (i) the Company and the Trustee are and at all prior times have been duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization,
(ii) the parties to the Indenture had and have the corporate power and authority to enter into and perform the Indenture, the Indenture has been duly authorized, executed and delivered by each of them, and the Indenture is

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CV Therapeutics                        3                          June 28, 2000

valid, binding and enforceable with respect to the Trustee, (iii) the Company has the corporate power and authority to execute, deliver and perform the Notes and (iv) the Notes have been duly authorized and executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture.

     We express no opinion as to the laws of any jurisdiction other than the internal laws of the State of New York.

     Except to the limited extent described in the first sentence of this opinion letter, we have not participated in the preparation or filing with the Commission of the Registration Statement, and we do not assume any obligation with respect thereto or any responsibility for the accuracy or completeness thereof. The opinion expressed herein is rendered as of the date of this opinion letter, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware of any facts that might change any opinion expressed herein after the date hereof.

     We have provided a copy of this opinion to your counsel Cooley Godward LLP. Such counsel may rely on this opinion in giving their opinion to be filed as an exhibit to the Registration Statement.

     We consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.


                                   Very truly yours,

                                   /s/ Debevoise & Plimpton